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                                                                    EXHIBIT 4.15

 THIS INSTRUMENT IS SUBJECT TO THAT CERTAIN SAC PARTICIPATION AND SUBORDINATION AGREEMENT (THE "PSA") DATED AS OF MARCH 15, 2004 AMONG SAC HOLDING CORPORATION,
    SAC HOLDING II CORPORATION (COLLECTIVELY, "SAC HOLDING"), AMERCO, U-HAUL INTERNATIONAL, INC., AND LAW DEBENTURE TRUST COMPANY OF NEW YORK, INC., AS
         TRUSTEE UNDER THAT CERTAIN INDENTURE WITH RESPECT TO THE 8.5%
                      SENIOR NOTES DUE 2014 OF SAC HOLDING

                      AMENDED AND RESTATED PROMISSORY NOTE

Maximum principal amount of up to                      Dated as of March 1, 2004
$47,500,000.00

         FOR VALUE RECEIVED, the undersigned SAC Holding Corporation, a Nevada corporation (the "Maker" or the "undersigned"), promises to pay to the order of U-Haul International, Inc. a Nevada corporation, ("Payee"), at the principal office of the Payee at 2721 North Central Avenue, Phoenix, Arizona 85004 or at such other place or places as Payee may from time to time designate in writing, the principal sum of up to Forty-Seven Million Five Hundred Thousand and no/100th Dollars ($47,500,000.00), or, if less, the aggregate unpaid principal amount of the Loan made by Payee to Maker, with Interest on the principal balance outstanding from time to time, all as hereinafter set forth.

         1. Definitions. As used in this Note, each of the following terms shall have the following meanings, respectively:

         "Accrual Rate": shall mean the annual interest rate of nine percent
(9%).

         "Additional Interest": shall mean and include both Cash Flow Contingent Interest and Capital Proceeds Contingent Interest.

         "Basic Interest": shall have the meaning given it in Section 2(a) below.

         "Capital Proceeds Contingent Interest": shall have the meaning given it in Section 2(h)(i) below.

         "Cash Flow Contingent Interest": shall have the meaning given it in
Section 2(e) below.

         "Catch-Up Payment": shall have the meaning given it in Section 2(d).

         "Deferred Interest": shall have the meaning given it in Section 2(a).

         "GAAP": shall mean generally accepted accounting principles as used and understood in the United States of America from time to time.

         "Gross Receipts": shall mean, for any period all gross receipts, revenues and income of any and every kind collected or received by or for the benefit or account of Maker and the Property Owner during such period arising from the ownership, rental, use, occupancy or operation of the Real Property. Gross Receipts shall include, without limitation, all receipts from all tenants,

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licensees, customers and other occupants and users of the Real Property, including, without limitation, rents, security deposits and the like, interest earned and paid or credited on all Maker's or the Property Owner's deposit accounts related to the Real Property, all proceeds of rent or business interruption insurance, and the proceeds of all casualty insurance and eminent domain awards to the extent not applied, or reserved and applied within six (6) months after the creation of such reserve, to the restoration of the Real Property. Gross Receipts shall include the dealer commission payable from U-Haul International, Inc. (or affiliate thereof) to Maker (or affiliate thereof) for the rental of U-Haul equipment at the Real Property; provided however that such dealer commissions payable shall not be included in Gross Receipts until the 15th day of the month following the month in which such rental occurred, all in accordance with the customary procedure for the payment of dealer commissions. Gross Receipts shall not include any capital contributed to Maker or proceeds from any loan made to Maker or proceeds from the sale of any Real Property. Any receipt included within Gross Receipts in one period shall not be included within Gross Receipts for any other period (i.e., no item of revenue or receipts shall be counted twice).

         "Highest Lawful Rate": shall mean the maximum rate of interest which the Payee is allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder.

         "Interest": shall mean Basic Interest and Additional Interest.

         "Loan": shall mean the unsecured loan in the amount of up to $47,500,000.00 made by Payee to Maker and evidenced by this Note, or up to such amount as may have been advanced by Payee to Maker from time to time.

         "Management Fee": shall mean the fee paid to the Property Manager pursuant to the Property Management Agreement.

         "Maturity Date": shall mean the first to occur of: (i) the Stated Maturity Date; (ii) the date on which the unpaid principal balance of, and unpaid Interest on, this Note shall become due and payable on account of acceleration by Payee and (iii) the date on which a Triggering Event occurs.

         "Net Capital Proceeds": shall have the meaning given it in Section 2(h)(iv) below.

         "Net Cash Flow": shall mean, for any period, the amount by which the Gross Receipts for such period exceed the sum of Interest paid during such period and Operating Expenses paid for and with respect to such period; but Net Cash Flow for any period shall not be less than zero.

         "Net Cash Flow Before Debt Service": shall mean, for any period, the amount by which the Gross Receipts for such period exceed the Operating Expenses for and with respect to such period.

         "Note": shall mean this Amended and Restated Promissory Note as it may be amended, modified, extended or restated from time to time, together with all substitutions and replacements therefor.

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         "Operating Expenses": shall mean, for any period, all cash expenditures of Maker and the Property Owner actually paid (and properly payable) during such period for (i) real and personal property taxes on the Real Property; (ii) principal and interest on the secured Real Property debt; (iii) premiums for liability, property and other insurance on the Real Property; (iv) the Management Fee; (v) sales and rental taxes relating to the Real Property; and
(vi) normal, reasonable and customary operating expenses of the Real Property.
In no event shall Operating Expenses include amounts distributed to the partners or shareholder's of Maker or the Property Owner, any payments made on the Loan or any other loan obtained by Maker, amounts paid out of any funded reserve expressly approved by Payee, if any, non-cash expenses such as depreciation, or any cost or expense related to the restoration of the Property in the event of a casualty or eminent domain taking paid for from the proceeds of insurance or an eminent domain award or any reserve funded by insurance proceeds or eminent domain awards.

         "Pay Rate": shall mean a rate per annum equal of two percent (2.0%).

         "Pay Rate Interest": shall mean the interest on the unpaid principal balance of this Note from time to time outstanding at the Pay Rate.

         "Person": shall mean any corporation, natural person, firm, joint venture, general partnership, limited partnership, limited liability company, trust, unincorporated organization, government or any department or agency of any government.

         "Property Manager": shall have the meaning given it in Section 6(f) below.

         "Property Management Agreement": shall have the meaning given such term in Section 6(f) below.

         "Property Owner" means, collectively, Twenty SAC Self-Storage Corporation, a Nevada corporation, Twenty-One SAC Self-Storage Corporation, a Nevada corporation, Twenty-Two SAC Self-Storage Corporation, a Nevada corporation and Twenty-Three SAC Self-Storage Corporation, a Nevada corporation.

         "Real Property" means the real property owned by Property Owner from time to time.

         "SAC Holding Senior Notes": shall mean the 8.5% Senior Notes due 2014 of SAC Holding Corporation and SAC Holding II Corporation.

         "SAC Notes Indenture": shall mean that certain Indenture with respect to the SAC Holding Senior Notes.

         "Sale": shall mean any direct or indirect sale, assignment, transfer, conveyance, lease or disposition of any kind whatsoever of (i) the Real Property or any portion thereof (excluding leases and licenses in the ordinary course of business, the granting of easements, servitudes, rights-of-way, dedications and like interests in the ordinary course of business and conveyances pursuant to condemnations or eminent domain) or (ii) 25% or more (in the aggregate of all such sales,

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assignments, transfers, conveyances or dispositions made at any time or from time to time, taken together) of the equity interests in Property Owner.

         "Stated Maturity Date": shall mean the earlier of (i) January 1, 2022 and (ii) from and after April 1, 2014, on demand by Payee.

         "Triggering Event": shall have the meaning given it in Section 2(h)(ii) below.

         2. Interest.

                  (a) Basic Interest Rate Prior to Maturity. From the date hereof through and including the Maturity Date, interest ("Basic Interest") shall accrue on the principal balance of this Note outstanding from time to time at the Accrual Rate. Notwithstanding the foregoing, on the first business day of each month commencing on March 1, 2004 and through the Maturity Date, Maker shall pay to Payee Pay Rate Interest on the unpaid principal balance of this Note. The remainder of the Basic Interest ("Deferred Interest") shall be deferred and shall bear interest at the Accrual Rate, and shall be payable as and at the time provided in Section 2(d) below. Any accrued interest on the Deferred Interest shall be considered part of Deferred Interest.

         All interest hereunder shall be payable monthly in arrears, on the first business day of each month.

                  (b) Post-Maturity Basic Interest. From and after the Maturity Date, Basic Interest shall accrue and be payable on the outstanding principal balance hereof until paid in full at an annual rate equal to fifteen percent (15%) and such interest shall be payable upon demand.

                  (c) Computations. All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed.

                  (d) Deferred Interest. Deferred Interest shall be paid as follows:

                           (i) On each monthly date for the payment of Basic
Interest, Maker shall pay an amount, if any (the "Catch-Up Payment"), equal to the lesser of (i) the aggregate outstanding Deferred Interest on the last day of the month for which such payment is being made and (ii) ninety percent (90%) of the result of subtracting from Net Cash Flow Before Debt Service for that month an amount equal to twice the Pay Rate Interest for such period;

                           (ii) All unpaid Deferred Interest shall be paid on
the Maturity Date; and

                           (iii) No payment of Deferred Interest may, when added
to all other payments of Interest or payments construed as interest, shall exceed the Highest Lawful Rate.

                  (e) Cash Flow Contingent Interest. In addition to Basic Interest and Deferred Interest, on each date on which Basic Interest is payable hereunder, Maker shall pay to Payee interest ("Cash Flow Contingent Interest") in an amount equal to the amount (if any) by which (i)

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ninety percent (90%) of the result of subtracting from Net Cash Flow Before Debt
Service for that month an amount equal to twice the Pay Rate Interest for such period (each calculated as of that date) exceeds (ii) the Catch-Up Payment paid on that date by Maker to Payee.

                  (f) Statements; Adjustment of Payments. Within thirty (30) days following the due date for each payment of Basic Interest, Maker shall, upon the request of Payee, deliver to Payee a statement of operations of the Real Property for the month or other period with respect to which such Basic Interest is due, showing in reasonable detail and in a format approved by Payee the respective amounts of, and the method of calculating Gross Receipts, Operating Expenses, Net Cash Flow, Catch-Up Payment and Cash Flow Contingent Interest for the preceding month, as well as (if requested by Payee) all data reasonably necessary for the calculation of any such amounts. Maker shall keep and maintain at all times full and accurate books of account and records adequate to correctly reflect all such amounts. Such books and records shall be available for at least five years after the end of the month to which they relate. Payee shall have the right to inspect, copy and audit such books of account and records during reasonable business hours, and upon prior reasonable notice to Maker, for the purpose of verifying the accuracy of any payments made on account of any interest payments made hereunder. The costs of any such audit will be paid by Payee, except that Maker shall pay all reasonable costs and expenses of any such audit which discloses that any amount properly payable by Maker to Payee hereunder exceeded by five percent (5%) or more the amount actually paid and initially reported by Maker as being payable with respect thereto.

                  (g) Prorations of Cash Flow Contingent Interest. All interest shall be equitably prorated on the basis of a 360-day year for any partial month in which the term of the Loan commences or in which the Note is paid in full.

                  (h) Capital Proceeds Contingent Interest.

                           (i) Capital Proceeds Contingent Interest Defined.
Subject to Section 2(i) hereof, Maker shall pay to Payee, in addition to Pay Rate Interest, Deferred Interest and Cash Flow Contingent Interest, at the time or times and in the manner hereinafter described, an amount equal to ninety percent (90%) of the Net Capital Proceeds resulting from, or determined at the time of, any of the Triggering Events described below (collectively, "Capital Proceeds Contingent Interest").

                           (ii) Events Triggering Payment of Net Capital
Proceeds. Subject to Section 2(i) hereof, Capital Proceeds Contingent Interest shall be due and payable concurrently with the occurrence of each and every one of the following events (collectively "Triggering Events", and individually, a "Triggering Event"):

                                    (A) Property Sale or Financing. The closing
of any Sale or refinancing of the Real Property (any such event is hereinafter collectively referred to as a "Sale or Financing");

                                    (B) Default Occurrence. The occurrence of
any Event of Default and the acceleration of the maturity of the Loan on account thereof (hereinafter collectively referred

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to as a "Default Occurrence"); and

                                    (C) Maturity Occurrence. The occurrence of
the Maturity Date (the "Maturity Occurrence").

                           (iii) Notice of Triggering Event: Time for Payment of
Capital Proceeds Contingent Interest. Maker shall notify Payee of the occurrence of a Triggering Event, and shall pay Payee the full amount of any applicable Capital Proceeds Contingent Interest which is payable in connection therewith, as follows:

                                    (A) In the case of any Sale or Financing or
the Maturity Occurrence, Maker shall give Payee written notice of any such Triggering Event not less than forty-five (45) days before the date such Triggering Event is to occur. Any Capital Proceeds Contingent Interest due Payee on account of any Sale or Financing or the Maturity Occurrence shall be due and payable to Payee within ninety (90) days of the date on which such Triggering Event occurs.

                                    (B) In the case of a Default Occurrence, no
notice of such a Triggering Event need be given by Maker. In such event, payment of any and all Capital Proceeds Contingent Interest on account of the Default Occurrence shall be immediately due and payable upon acceleration of the maturity of the Loan.

                           (iv) Determination of Net Capital Proceeds. Net
Capital Proceeds resulting from a Triggering Event shall be determined as follows:

                                    (A) Net Capital Proceeds From Sale or
Financing. Except as provided in Section 2(h)(iv)(B) below, in the event of a Sale or Financing, "Net Capital Proceeds" shall be the amount which is equal to:
(i) the Gross Capital Proceeds (as hereinafter defined) realized from the Real Property minus (ii) the sum of: (aa) reasonable brokerage commissions (excluding any payments to any affiliate of Maker to the extent such payments exceed those which would have been due as commissions to a non-affiliate broker rendering identical services), title insurance premiums, documentary transfer or stamp taxes, mortgage taxes, environmental report fees, escrow fees and recording charges, appraisal fees, reasonable attorneys' fees and costs, and sales taxes, in each case actually paid or payable by Maker (or Property Owner) in connection with the Sale or Financing, (bb) all payments of principal, Basic Interest and Cash Flow Contingent Interest payable to Payee on account of this Note from the proceeds of such Sale or Financing, and (cc) an amount equal to all payments of principal, interest and yield maintenance and/or defeasance fees and expenses due and payable on any senior loans, if any (including, without limitation the SAC Holding Senior Notes), made from the proceeds of such Sale or Financing. For purposes of this Section 2(h), "Gross Capital Proceeds" shall mean the gross proceeds of whatever form or nature payable directly or indirectly to or for the benefit or account of Maker in connection with such Sale or Financing, including, without limitation: cash, the outstanding balance of any financing which will remain as a lien or encumbrance against the Real Property or any portion thereof following such Sale or Financing (but only in the case of a Sale, and not in the case of an encumbrance), and the cash equivalent of the fair market value of any non-cash consideration, including the present value of any promissory note received as part of the proceeds of such Sale or

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Financing (valued at a market rate of interest).

                                    (B) Net Capital Proceeds In Connection With
a Default or Maturity Occurrence. In the event of a Default Occurrence or the Maturity Occurrence when no Sale or Financing has occurred, the "Net Capital Proceeds" shall equal: (i) the fair market value of the Real Property determined as of the date of such Triggering Event in accordance with Section 2(h)(v) below, minus (ii) the sum of (aa) the outstanding principal balance, together with accrued but unpaid Basic Interest on this Note and (bb) the outstanding principal balance of, and accrued but unpaid interest on, the secured Real Property debt.

                           (v) Determination of Fair Market Value. The fair
market value of the Real Property shall be determined for purposes of this Note as follows:

                                    (A) Partial Sale. In the event of a Sale of
a portion of the Real Property, Payee shall select an experienced and reputable appraiser to prepare a written appraisal report of the fair market value of the Real Property in accordance with clause (C) below, and the appraised fair market value submitted to Payee by such appraiser shall be conclusive for purposes of this Note.

                                    (B) Other Occurrences. In all other
circumstances the fair market value of the Real Property shall be deemed to equal the result of dividing the Net Cash Flow Before Debt Service for the immediately preceding fiscal year by ten percent (10%). However, if the Net Cash Flow Before Debt Service for the immediately preceding fiscal year has been lowered because of unusually high Operating Expenses during such fiscal year the fair market value of the Real Property may, at the option of the Maker be determined by dividing by ten percent (10%) the mean average of the Net Cash Flow Before Debt Service of the Real Property for the three immediately preceding fiscal years of the Real Property.

                                    (C) Appraisal Standards and Assumptions. In
making any determination by appraisal of fair market value, the appraiser(s) shall assume that the improvements then located on the Real Property constitute the highest and best use of the property. If the Triggering Event is a Sale or Financing, the appraiser(s) shall take the sales price into account, although such sales price shall not be determinative of fair market value. Each appraiser selected hereunder shall be an independent MAI-designated appraiser with not less than ten years' experience in commercial real estate appraisal in the general geographical area where the Real Property is located.

                           (vi) Statement, Books and Records. With each payment
of Capital Proceeds Contingent Interest, Maker shall furnish to Payee a statement setting forth Maker's calculation of Net Capital Proceeds and Capital Proceeds Contingent Interest and shall provide a detailed breakdown of all items necessary for such calculation. For a period of five years after each payment of Capital Proceeds Contingent Interest, Maker shall keep and maintain full and accurate books and records adequate to correctly reflect each such item. Said books and records shall be available for Payee's inspection, copying and audit during reasonable business hours following reasonable notice for the purpose of verifying the accuracy of the payments made on account of Capital Proceeds

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Contingent Interest. The costs of any such audit will be paid by Payee, except that Maker shall pay all reasonable costs and expenses of any such audit which discloses that any amount properly payable by Maker to Payee hereunder exceeded by five percent (5%) or more the amount actually paid and initially reported by maker as being payable with respect thereto.

                           (viii) Negative Capital Proceeds Contingent Interest.
Notwithstanding any other provision of this Agreement, Payee shall not be responsible or liable in any respect to Maker or any other Person for any reduction in the fair market value of the Real Property or for any contingency, condition or occurrence that might result in a negative number for Capital Proceeds Contingent Interest. If at any time it is calculated, Capital Proceeds Contingent Interest shall be a negative amount, no Capital Proceeds Contingent Interest shall at that time be payable to Payee, but Payee shall in no way be liable for any such negative amount and there shall be no deduction or offset for such negative amount at any time when Capital Proceeds Contingent Interest shall be subsequently calculated.

                  (i) Limitation on Capital Proceeds Contingent Interest while SAC Holding Senior Notes Remain Outstanding. Notwithstanding anything to the contrary herein, in the event a Triggering Event takes place at any time while all or any portion of the SAC Holding Senior Notes is outstanding, the payment of any Capital Proceeds Contingent Interest on account of such occurrence shall be deferred as hereinafter provided, and any amounts constituting Excess Sale Proceeds or Excess Refinancing Proceeds under the SAC Notes Indenture related to such occurrence shall be applied to redeem or repurchase the SAC Holding Senior Notes, in accordance with the terms of the SAC Notes Indenture, it being agreed that payment of Capital Proceeds Contingent Interest is subordinate to the payment in full of the SAC Holding Senior Notes. Subject to the terms of the SAC Notes Indenture and the PSA, Capital Proceeds Contingent Interest shall be paid within five years of the occurrence of such Triggering Event.

         3. Usury Savings Clause. The provisions of this Section 3 shall govern and control over any inconsistent provision contained in this Note. The Payee hereof shall never be entitled to receive, collect, or apply as interest hereon (for purposes of this Section 3, the word "interest" shall be deemed to include Basic Interest, Additional Interest and any other sums treated as interest under applicable law governing matters of usury and unlawful interest), any amount in excess of the Highest Lawful Rate (hereinafter defined) and, in the event the Payee ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and shall be treated hereunder as such; and, if the principal of this
Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Maker and the Payee shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note; provided, that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Highest Lawful Rate, the Payee shall refund to Maker the amount of such excess or credit the amount of such excess against the principal of this Note, and, in such event, the Payee shall not be subject to any penalties provided by any laws for

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contracting for, charging, or receiving interest in excess of the Highest Lawful
Rate.

         4. Payments.

                  (a) Interest. Maker promises to pay to Payee Basic Interest and Additional Interest the respective amounts, and at the respective times provided in Section 2 hereinabove. No principal payments shall be due hereunder except as required at the Maturity Date. Each payment of Basic Interest (including without limitation, Deferred Interest) and Additional Interest shall be payable in Phoenix, Arizona (or at any other place which Payee may hereafter designate from time to time for such purpose in a notice duly given to Maker hereunder), not later than noon, Pacific Standard Time, on the date due thereof; and funds received after that hour shall be deemed to have been received by the Payee on the next following business day. Whenever any payment to be made under this Note shall be stated to be due on a date which is not a business day, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable at the applicable rate during such extension.

                  (b) Principal. The principal amount of this Note, together with all accrued but unpaid Interest, shall be due and payable upon the Maturity Date.

                  (c) Late Payment Charges. If any amount of Interest, principal or any other charge or amount which becomes due and payable under this Note is not paid and received by the Payee within five business days after the date it first becomes due and payable, Maker shall pay to the Payee hereof a late payment charge in an amount equal to five percent (5%) of the full amount of such late payment, whether such late payment is received prior to or after the expiration of the ten-day cure period set forth in Section 8(a). Maker recognizes that in the event any payment hereunder (other than the principal payment due upon Maturity Date, whether by acceleration or otherwise) is not made when due, Payee will incur extra expenses in handling the delinquent payment, the exact amount of which is impossible to ascertain, but that a charge of five percent (5%) of the amount of the delinquent payment is a reasonable estimate of the expenses reasonably anticipated to be so incurred.

                  (d) Prepayment. Maker shall have the right to prepay this Note, without penalty, in whole or in part, at any time in Maker's discretion.

         5. Representations and Warranties of Maker. Maker represents and warrants to Payee, as of the date hereof, that:

                  (a) Due Authorization. Maker is a corporation duly organized and validly existing under the laws of the state of its organization, and has the power and authority to execute and deliver this Note and consummate the transactions contemplated hereby;

                  (b) No Violation. Maker's execution, delivery and performance of its obligations under this Note do not and will not violate the articles of incorporation or by-laws of Maker and will not violate, conflict with or constitute a default under any agreement to which Maker is a party;

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                  (c) Consents. No consents, approvals, filings, or notices of, with or to any Person are required on the part of Maker in connection with Maker's execution, delivery and performance of its obligations hereunder that have not been duly obtained, made or given, as the case may be;

                  (d) Enforceability. The Note is valid, binding and enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally.

                  (e) Place of Business. Maker's principal place of business is located at 715 South Country Club Drive, Mesa, AZ 85210.

         6. Affirmative Covenants. Maker hereby covenants and agrees that, so long as any indebtedness under the Note remains unpaid, Maker shall:

                  (a) Use of Proceeds. Use the proceeds of the Loan to capitalize the Property Owner and/or for other lawful corporate purposes.

                  (b) Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and, upon reasonable notice, permit representatives of Payee to examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by Payee and to discuss the business, operations, properties and financial and other conditions of Maker with officers and employees of Maker and with its independent certified public accountants. Such books and records shall be available for at least five (5) years after the end of the relevant calendar month. Payee shall have the right to inspect, copy and audit such books of account and records at Payee's expense, during reasonable business hours, and upon reasonable notice to Maker, for the purpose of verifying the accuracy of any principal payments made. The costs of any such audit will be paid by Payee, except that Maker shall pay all reasonable costs and expenses of any such audit which discloses that any amount properly payable by Maker to Payee hereunder exceeded by five percent (5%) or more the amount actually paid and initially reported by Maker as being payable with respect thereto.

                  (c) Notices. Give prompt written notice to Payee of (i) any claims, proceedings or disputes (whether or not purportedly on behalf of Maker) against, or to Maker's knowledge, threatened or affecting Maker or the Real Property which, if adversely determined, could reasonably be expected to have a material adverse effect on Maker (without in any way limiting the foregoing, claims, proceedings, or disputes involving in the aggregate monetary amounts in excess of $500,000 not fully covered by insurance shall be deemed to be material). Additionally, Maker shall give prompt written notice to Payee of any fact known to Maker which would prohibit the making of any payment on or in respect of this Note, but failure to give such notice shall not affect any subordination of this Note to the SAC Holding Senior Notes as provided in
Section 2(i) hereof or otherwise.

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                  (d) Expenses. Pay all reasonable out-of-pocket expenses
(including fees and disbursements of counsel, including special local counsel) of Payee, incident to any amendments, waivers and renewals of this Note.

                  (e) Co-operation. Execute and deliver to Payee any and all instruments, documents and agreements, and do or cause to be done from time to time any and all other acts, reasonably deemed necessary or desirable by Payee to effectuate the provisions and purposes of this Note.

                  (f) Management Agreement. Cause or permit the Real Property to be managed by subsidiaries of U-Haul International, Inc. or to be at all times managed by a nationally recognized self-storage property management company (the "Property Manager") approved by the Payee, which Property Manager shall be employed pursuant to an agreement (the "Property Management Agreement") approved by the Payee. In no event shall the fees paid (or required to be paid) to the Property Manager exceed six percent (6%) of Gross Receipts for any time period.

         7. Negative Covenants. Maker hereby agrees that, as long as any indebtedness under the Note remains unpaid, Maker shall not, directly or indirectly:

                  (a) Indebtedness. Create, incur or assume any Indebtedness except for: (i) the SAC Holding Senior Notes; (ii) the Loan; (iii) Maker's contingent obligations under the secured Real Property debt (as the same may be amended, extended or refinanced from time to time by mortgage loan, sale leaseback transaction or otherwise) and the other senior mortgage loans extended to subsidiaries or other affiliates of Maker (as the same may be amended, extended or refinanced from time to time by mortgage loan, sale leaseback transaction or otherwise); (iv) non-delinquent taxes; (v) unsecured debt incurred in the ordinary course of business and (vi) other indebtedness owed to Payee and its affiliates; provided, however, that for so long as the SAC Holding Senior Notes are outstanding, Maker shall not incur any Indebtedness prohibited by the terms of the SAC Notes Indenture.

                  (b) No Bankruptcy Filing. To the extent permitted by law, without the unanimous consent of the Board of Directors of the Maker (for these purposes such Board of Directors will not include any committee thereof) voluntarily file any petition for bankruptcy, reorganization, assignment for the benefit of creditors or similar proceeding.

         8. Event of Default; Remedies. Any one of the following occurrences shall constitute an Event of Default under this Note:

                  (a) The failure by the undersigned to make any payment of principal or Interest upon this Note as and when the same becomes due and payable in accordance with the provisions hereof, and the continuation of such failure for a period of ten (10) days after receipt of notice thereof to the Maker;

                  (b) Any representation, warranty or certification made by Maker herein or in any report delivered to the Payee under or in connection with this Note is materially inaccurate or incomplete as of the date made; provided, however, that such inaccurate or incomplete

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

representation, warranty or certification is material and cannot be cured without material prejudice to the Payee within 30 days written notice thereof to Maker;

                  (c) The failure by Maker to perform any obligation under, or the occurrence of any other default with respect to any provision of, this Note other than as described in any of the other clauses of this Section 8, and the continuation of such default for a period of 30 days after written notice thereof to the Maker;

                  (d) (i) Maker shall file, institute or commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Maker shall make a general assignment for the benefit of its creditors; or (ii) there shall be filed, instituted or commenced against Maker any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of any order for relief or any such adjudication or appointment, or (B) remains undismissed undischarged for a period of 60 days; or (iii) there shall be commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied, or bonded to Payee's satisfaction pending appeal, within 60 days from the first entry thereof; or (iv) Maker shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in any of the preceding clauses (i), (ii) or (iii); or (v) Maker shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, or shall in writing admit that it is insolvent; or

                  (f) one or more final judgments or orders that exceed $80 million in the aggregate (net of amounts bonded, covered by insurance or covered by a binding agreement for indemnification from a third party) for the payment of money have been entered by a court or courts of competent jurisdiction against Maker and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered or, in the event such judgments have been bonded to the extent required pending appeal, after the date such judgments become non-appealable.

         Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance of, and any unpaid Basic Interest and Additional Interest then accrued on, this Note at the option of the Payee and without demand or notice of any kind to the undersigned or any other person, shall, subject to the terms of the PSA, immediately become and be due and payable in full; and the Payee shall have and may exercise any and all rights and remedies available at law or in equity.

         9. Offset. In addition to (and not in limitation of) any rights of offset that the Payee hereof may have under applicable law, upon the occurrence of any Event of Default hereunder the Payee hereof shall have the right, immediately and without notice, to appropriate and apply to the payment

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

of this Note any and all balances, credits, deposits, accounts or moneys of the Maker then or thereafter with or held by the Payee or an affilate of Payee.

         10. Allocation of Balances or of Payments. At any and all times until this Note and all amounts hereunder (including principal, Interest, and other charges and amounts, if any) are paid in full, all payments (whether of principal, Interest or other amounts) made by the undersigned or any other person (including any guarantor) to the Payee hereof may be allocated by the Payee to principal, Interest or other charges or amounts as the Payee may determine in its sole, exclusive and unreviewable discretion (and without notice to or the consent of any person).

         11. Captions. Any headings or captions in this Note are inserted for convenience of reference only, and they shall not be deemed to constitute a part hereof, nor shall they be used to construe or interpret the provisions of this Note.

         12. Waiver.

                  (a) Maker, for itself and for its successors, transferees and assigns, hereby waives diligence, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, notice of the intention to accelerate, notice of acceleration, and all other demands or notices of any and every kind whatsoever (except only for any notice of default expressly provided for in Section 8 of this Note) and the undersigned agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of the Payee hereof without in any way affecting or diminishing their liability hereunder.

                  (b) No extension of the time for the payment of this Note or any payment becoming due or payable hereunder, which may be made by agreement with any Person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part, of the Maker if it is not a party to such agreement.

                  (c) No delay in the exercise of any right or remedy hereunder shall be deemed a waiver of such right or remedy, nor shall the exercise of any right or remedy be deemed an election of remedies or a waiver of any other right or remedy. Without limiting the generality of the foregoing, the failure of the Payee hereof promptly after the occurrence of any Event of Default hereunder to exercise its right to declare the indebtedness remaining unmatured hereunder to be immediately due and payable shall not constitute a waiver of such right while such Event of Default continues nor a waiver of such right in connection with any future Event of Default on the part of the undersigned.

         13. Payment of Costs. The undersigned hereby expressly agrees that upon the occurrence of any Event of Default under this Note, the undersigned will pay to the Payee hereof, on demand, all reasonable costs of collection or enforcement, including (but not limited to) all attorneys' fees, court costs, and other costs and reasonable expenses incurred by the Payee hereof, on demand, all reasonable costs of collection or enforcement, including (but not limited to) all attorneys' fees, court costs, and other reasonable costs and expenses incurred by the Payee hereof in connection with the

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

protection of this Note, whether or not any lawsuit is ever filed with respect thereto.

         14. Unsecured Note. This Note is unsecured.

         15. Notices. All notices, demands and other communications hereunder to either party shall be made in writing and shall be deemed to have been given when actually received or, if mailed, on the first to occur of actual receipt or the third business day after the deposit thereof in the United States mails, by registered or certified mail, postage prepaid, addressed as follows:

         If to the Maker:  SAC Holding Corporation
                           715 South Country Club Drive
                           Mesa, AZ 85210
                           Attention: President
                           Fax No.: 480-835-5478

         If to Payee :     U-Haul International, Inc.
                           2721 North Central Avenue
                           Phoenix, Arizona 85004
                           Attention: President

or to either party at such other address as such party may designate as its address for the receipt of notices hereunder in a written notice duly given to the other party.

         16. Time of the Essence. Time is hereby declared to be of the essence of this Note and of every part hereof.

         17. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Arizona.

         18. Jurisdiction. In any controversy, dispute or question arising hereunder, the Maker consents to the exercise of jurisdiction over its person and property by any court of competent jurisdiction situated in the State of Arizona (whether it be a court of the State of Arizona, or a court of the United States of America situated in the State of Arizona), and in connection therewith, agrees to submit to, and be bound by, the jurisdiction of such court upon Payee's mailing of process by registered or certified mail, return receipt requested, postage prepaid, within or without the State of Arizona, to the Maker at its address for receipt of notices under this Note.

         19. PAYEE NOT PARTNER OF MAKER. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL THE PAYEE OF THIS NOTE BE DEEMED TO BE A PARTNER OR A CO-VENTURER WITH MAKER OR MAKER'S SUBSIDIARIES. MAKER SHALL NOT REPRESENT TO ANY PERSON THAT THE MAKER AND THE PAYEE HEREOF ARE PARTNERS OR CO-VENTURERS.

         20. JURY TRIAL. THE MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT

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

TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         21. Entire Agreement. This Note constitutes the entire agreement between Maker and Payee. No representations, warranties, undertakings, or promises whether written or oral, expressed or implied have been made by the Payee or its agent unless expressly stated in this Note.

         IN WITNESS WHEREOF, the undersigned has executed and delivered this Note, pursuant to proper authority duly granted, as of the date and year first above written.

                  SAC HOLDING CORPORATION
                  a Nevada corporation

                  By:  __________________________________

                  Its: __________________________________

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